Exhibit 14
Abercrombie & Fitch
CODE OF BUSINESS CONDUCT AND ETHICS
(As amended by the Board of Directors on August 21, 2007)
OVERVIEW
Success in personal or business relationships requires conduct dictated by four basic principles: honesty, integrity, intellect and compassion. While deviation from these principles sometimes appears to produce benefits, these benefits are generally short lived and lead to long term damaging results.
It is the policy of Abercrombie & Fitch Co. (“A&F”) and its operating subsidiaries (the “Company”) to adhere to the highest standards of integrity and to apply these standards fairly and consistently in every area of the business throughout the world. Every associate, including every officer and director (collectively “associates”), shares an obligation to protect and strengthen the reputation of the business in all relationships with customers, associates, suppliers, competitors, investors, and governmental agencies.
Each associate is commissioned by the Company to diligently perform assigned processes and work. These duties will involve business relationships with individuals both inside and outside the Company, and with other companies and organizations. In performing their duties, associates must act in accordance with the law, fully considering the Company’s rights, interests and ethical responsibilities. It is prudent for each associate to protect his or her own good reputation and also that of the Company, and to avoid transactions or situations in which his or her own interests conflict, or could be construed to conflict, with those of the Company.
It is not possible to cover all situations to which this Code of Business Conduct and Ethics (the “Code”) applies. Consequently, all associates may from time to time encounter situations that require interpretation, and they should not proceed with any questionable activities until proper clarification is received. Any questions regarding the interpretation of laws, rules or regulations as they apply to the operations of the Company should be referred to the Vice President, Human Resources, the Vice President, Finance, the Chief Financial Officer, the Director of Internal Audit, the General Counsel or the Chief Operating Officer of A&F for resolution.
This Code has been adopted by the Board of Directors of A&F to demonstrate to the public and A&F’s shareholders the importance that management and the Board of Directions place on ethical conduct. The Code outlines certain specific areas where associates should exercise good judgment and, in some cases, caution as they discharge their decision-making responsibilities as they relate to Company affairs.
COMPLIANCE WITH LAWS, RULES AND REGULATIONS
Every associate, while acting on behalf of the Company, will comply with all applicable governmental laws, rules and regulations. Company transactions that are unusual in nature may require review by outside auditors or counsel before proceeding.

Officers of the Company will diligently review all foreign, federal, state or local laws, rules, regulations or administrative procedures that affect the operation of the business. Compliance will be monitored and detected deviations will be promptly corrected.
Merchandise offered for sale by the Company will comply with all known safety standards. This will not only meet legal requirements but also serve to promote brand quality. It is expected that all advertising to the public regarding merchandise quality or pricing will be true and not in anyway intentionally misleading or deceptive.
Associates responsible for purchasing or producing merchandise will be required to understand and ensure compliance with applicable laws, rules, regulations and policies as well as the Company’s guidelines for vendor standards and relationships.
It is expected that the Company and all associates will comply with all computer software copyright laws. The use of computer software on PC’s or other computers by associates in any manner not specifically authorized by the Company’s guidelines is prohibited.
The Company will adhere to its employment policies of non-discrimination as it relates to race, color, religion, age, gender, sexual orientation or handicap and will ensure compliance with all legal and other regulations governing employment. Management will not tolerate discrimination of any kind among associates, including sexual or racial harassment.
The Company will fully cooperate with law enforcement authorities to aid in the investigation and appropriate prosecution of any associated individual(s) involved in alleged illegal activity.
PAYMENTS TO GOVERNMENTAL OFFICIALS
The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to foreign governmental officials or foreign political candidates in order to obtain or retain business. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity is likewise prohibited. State and local governments may have similar rules.
Associates who may be affected by these laws, rules and regulations must understand when their actions may violate them and place the Company, as well as themselves, in jeopardy.
No gift or payment of any questionable, improper, or illegal nature will be allowed by or on behalf of the Company, directly or indirectly, regardless of motive, to or for the benefit of any governmental agency, officials, or their families or associates. Governmental officials include elected or appointed officials of any foreign or United States federal, state, county, municipal or other political subdivision, and agencies thereof.
Social amenities, reasonable entertainment, and other courtesies within Company policy may be extended to governmental officials only to the extent customary and proper in the jurisdiction in which offered. Expensive gifts or lavish entertainment will not be offered or furnished to any governmental official.

POLITICAL CONTRIBUTIONS
No associate shall, on the Company’s behalf or on Company time or premises, solicit contributions for a political party, organization or committee or any candidate for public office, except in connection with a solicitation on behalf of any political action committee established by the Company, or other solicitation approved by the Chairman, Chief Executive Officer of A&F. No associate may use coercion of any kind in connection with any permissible solicitation. No associate may use Company funds or property in support of any political party, organization or committee, or any candidate for public office unless it is permitted by law and approved by the Chairman, Chief Executive Officer.
ACCOUNTING RECORDS AND FINANCIAL STATEMENTS
All transactions directly or indirectly affecting the Company’s financial statements and public disclosures will be properly and accurately recorded in the General Ledger and appropriately documented. No Company funds or assets that are not disclosed or recorded will be established or maintained, directly or indirectly, for any purpose. All recorded entries will conform to Generally Accepted Accounting Principles, applicable legal requirements and the Company’s internal controls. False or misleading records, information or accounting entries, as to either purpose or amount, are prohibited.
It is critical that the reports and documents A&F files with or submits to the Securities and Exchange Commission and other public communications made by the Company be complete, fair, accurate, timely and understandable in all material respects.
Company financial executives and associates directly responsible for specific accounting records will cooperate fully with outside public auditors retained to verify the accuracy and reliability of financial statements and reports.
Periodically, and when relevant, Company financial executives, internal auditors and its independent auditors will confirm to the Audit Committee of the Board of Directors of A&F that they are not aware of any material misstatements or omissions in accounting records or documents, or have any concerns about the disclosure under the “management’s discussion and analysis” section of a report.
Additionally, the Company’s internal and independent auditors will consult with the Audit Committee of the Board of Directors of A&F on a regular basis to report any identified weaknesses or concerns with respect to internal controls and measures taken to correct or remedy such weaknesses or concerns.
The Company’s documented Accounting and Operating Policies will be made available to all appropriate associates for constant reference when needed. These Policies will be maintained and revised in accordance with related changes in legal or accounting regulations and internal control or operating practices.
Senior Financial Officers are also subject to the Code of Ethics for Senior Financial Officers, See Appendix: Code of Ethics for Senior Financial Officers.

CONFLICTS OF INTEREST AND CORPORATE OPPORTUNITIES
A conflict of interest can arise when an associate takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interests also arise when an associate, or members of his or her immediate family, receive improper personal benefits as a result of his or her position in the Company, whether received from the Company or a third party.
If any associate receives a gift or anything else of meaningful value from a supplier or potential supplier, it should be immediately returned. If it is not practical to return the item, the donor should be informed of the Company policy and the gift will be turned over to the Company. If any associate has a question regarding the appropriateness of a gift, they should contact A&F’s Vice President, Human Resources, Vice President, Finance, Chief Financial Officer, Director of Internal Audit, General Counsel or Chief Operating Officer for guidance.
A conflict of interest may also arise if an associate has an interest in a transaction to which the Company is a party, competes with the Company or takes advantage of an opportunity that belongs to the Company. Associates are prohibited from taking for themselves opportunities that properly belong to the Company or are discovered through the use of the Company’s property, information or position; using the Company’s property, information or position for personal gain; or competing with the Company.
The Company’s property also includes confidential information as well as certain corporate opportunities which may be disclosed to the Company’s associates while carrying out their duties for the Company. The Company strives to provide information to associates and the public which is accurate, complete, relevant, timely and understandable. No associate of the Company should disclose any such confidential information except when disclosure is authorized or legally mandated, or utilize such confidential information or corporate opportunity for his or her own personal gain. Each associate has a duty to advance the best interests of the Company and, except with the prior approval of the Chairman, Chief Executive Officer and/or Board of Directors of A&F, to refrain from engaging in any conduct which may compete with the Company or interfere with the Company’s pursuit of its business opportunities.
Theft, carelessness and waste of the Company’s assets have a direct impact on the Company’s profitability and cannot be tolerated. Associates are entrusted with the use of Company assets and resources for legitimate business purposes. Those individuals authorized to use funds of the Company are responsible for assuring the Company receives proper value in return. The use of the Company’s funds for personal, improper or illegal purposes is strictly prohibited and the Company will take appropriate action, including notifying the appropriate civil authorities, if this principle is violated and in any such case, disciplinary action will be taken. Further, the use of any assets of the Company in a manner that is offensive, disruptive or destructive is prohibited.
At management’s discretion, selected associates will be required to sign a confidentiality agreement, either when they begin employment or when they are transferred to a position allowing access to confidential or trade secret information.

An officer or other employee of the Company may not provide managerial or consulting services or serve on the board of directors (or similar body) of any concern that competes or has business relations with the Company without prior approval from the Chairman, Chief Executive Officer and/or Board of Directors (or if appropriate or required under the applicable policies of the Company, the Nominating and Board Governance Committee of the Board of Directors) of A&F.
It may not always be clear when a situation results in a conflict of interest. All questionable situations should be appropriately reported and a determination made. When an associate faces a potential conflict of interest, all information regarding the issue should be reported to the Company for review. If a potential conflict of interest arises concerning an officer or director of the Company, all information regarding the issue should be reported to A&F’s General Counsel for review and, if appropriate or required under the applicable policies of the Company, submission to the Nominating and Board Governance Committee of the Board of Directors of A&F for reviews and the taking of such course of action as the Nominating and Board Governance Committee deems appropriate. The affected individual will be given counsel to properly resolve the potential conflict of interest.
CODE OF BUSINESS CONDUCT AND ETHICS COMPLIANCE
Internal auditors, as part of our regular procedures, will assess compliance with this Code. Any matters discovered by them that appear to violate this Code will be investigated and serious violations reported to the Audit Committee of the Board of Directors of A&F and the Chairman, Chief Executive Officer.
The Company’s outside independent auditors will report in writing to the internal auditors and the Vice President, Finance any matter discovered during their examination of the Company’s financial statements that appear to violate this Code.
All management associates will be required at least annually to affirm, to the best of their knowledge, that they have complied with this Code, have no knowledge of any violation of this Code not previously reported and have not been requested to engage in any activity in violation of this Code. Associates may also be required to submit detailed information on any related business interest in which they or their immediate family are involved.
The failure of any associate of the Company to comply with this Code will result in disciplinary action which, depending on the seriousness of the matter, may include reprimand, probation, suspension, demotion or dismissal, and possible civil or criminal action. Disciplinary measures will apply to supervisors and senior executives who condone questionable, improper, or illegal conduct by those associates reporting to them or who fail to take appropriate corrective action when such matters are brought to their attention, or who allow unethical or illegal conduct to occur because of their inattention to supervisory responsibilities.
REPORTING ILLEGAL/UNETHICAL BEHAVIOR
Any associate who knows or has reasonable cause to suspect another associate of any conflicts of interest or other violations of this Code is expected to inform his or her supervisor or to report his or her suspicions in accordance with the Company’s Whistleblower Policy to facilitate disclosures, encourage proper individual conduct and alert management and the Audit Committee to potential issues before encountering serious consequences. Any associate who becomes aware of any violation of this Code should follow the procedures for reporting the violation contained in the Whistleblower Policy. A copy of the Company’s Whistleblower Policy can be found on the “Corporate Governance” page of the Company’s Web site located at www.abercrombie.com.
CONFIDENTIALITY
To ensure all associates will not feel intimidated or uncomfortable reporting possible Code violations, the Company has engaged an outside third party to receive and log associates’ calls. The manner in which the caller may contact this outside third party is described in the “Corporate Governance” page of the Company’s Web site located at www.abercrombie.com. That third party will forward related information to Human Resources for investigation. Calls reporting possible store theft will be immediately reported to Store Security for follow up. Associates will be allowed anonymity in all instances. Alleged financial or accounting infringements will be investigated by internal auditors, and results reported to responsible financial executives or the Audit Committee of the Board of Directors of A&F when applicable. Records will be maintained for each incident showing the results of investigation and any disciplinary action taken. Any violation considered material to financial results will be reported to Audit Committee of the Board of Directors of A&F and any other required disclosures made.
The Company will not permit retaliation of any kind by or on behalf of the Company and its associates against good faith reports or complaints of violations of this Code or other illegal conduct.
INSIDER TRADING
The Company has adopted a Policy Statement Regarding Trading in Company Securities and Compliance with Federal Securities Laws, dated February 13, 2006. All trading in securities by associates must be conducted in accordance with this Policy Statement, a copy of which shall be made available to each associate.
CUSTOMERS AND SUPPLIERS; FAIR DEALING
Business relationships with customers and suppliers of goods and services will emphasize a continuing business purpose of mutual benefit. The Company will discharge its obligations to its customers and suppliers in a manner which reflects a strong sensitivity and concern for social responsibility and ethical dealings, and will maintain its solid reputation for honesty and fairness in all transactions. Every associate shares an obligation to protect and strengthen the Company’s good reputation in all relationships with customers and suppliers. Each associate will endeavor to deal fairly with the Company’s customers, competitors, suppliers and other associates. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice.

Exhibit 14
Appendix: Code of Ethics for Senior Financial Officers
Purpose
      It is the Company’s intention to provide all stockholders with the highest degree of confidence that its financial control systems are implemented and maintained by Senior Financial Officers who exhibit the highest degree of integrity and are free from actual or apparent conflicts of interest. Therefore, the Company has adopted a specific Code of Ethics for Senior Financial Officers (“Financial Code of Ethics”), which is in addition to this Code of Business Conduct and Ethics.
Standard of Conduct
      This Financial Code of Ethics applies to all Senior Financial Officers of the Company. The term “Senior Financial Officer” shall mean the Chief Executive Officer, Chief Financial Officer, Controllers, Treasurer, all Vice Presidents in the Finance Department and other designated financial Associates. Under this policy, the Company’s Senior Financial Officers are expected to conduct the financial, accounting, reporting, and auditing activities of the Company in compliance with all laws and regulations and in accordance with the highest ethical standards. Each Senior Financial Officer is also responsible to do the following:
•	Act in all Company financial and accounting matters as a model of honesty, integrity and fair dealing;

•	Owe and fulfill the highest duty of care to the Company over any personal, other professional or third party interests;

•	Avoid becoming involved in or approving any transaction or project that creates an actual or apparent conflict of interest between the Senior Financial Officer, his or her family, other third parties and the Company;

•	To the maximum extent possible, take actions and develop financial and accounting procedures that ensure that the Company’s books and records are accurate, and in conformance with recognized and required accounting standards, nationally and internationally;

•	Report any proposals or attempts by others to record transactions inaccurately or improperly to keep transactions off the Company’s books and records, and never approve, permit, or engage in such accounting practices;

•	Report any proposals or attempts by others to cause such Senior Financial Officer to engage in any negotiations for intended off-the-books transactions, activities or projects;

•	Never approve, authorize or participate in any activity that involves the falsification of documents or accounts, the making of misleading or intentionally incomplete entries into the Company’s books and records, or in any documents provided to external auditors or government agencies, or other authorized third parties;

•	Report any proposed changes in Company accounting policies and practices to appropriate Company officers, including a specific statement of why the accounting change has been proposed and a recommendation as to whether and on what basis it should be approved or implemented;

•	Provide assurance that the financial and accounting aspects of all proposed project activities, reports, or other business is lawful, accurate, complete, in conformance with corporate policy and procedure and not characterized or developed to mislead;

•	Ensure to the maximum extent possible that no officers or directors use Company funds or assets for personal benefit, the benefit of their relatives or other third parties;

•	Provide full, fair, timely, accurate and understandable disclosure in the periodic reports required to be filed by the Company and of, as appropriate, any violation of Company financial and accounting policies or procedures;

•	Engage in dealings with outside and internal auditors that are open, honest, and non-misleading, and which do not seek to exert undue influence on their work for the Company;

•	Provide periodic assurance to the Finance Review Team, in an agreed upon format, that internal financial control systems are adequate to detect fraud in the financial books, records and accounts of the Company;

•	Comply which rules and regulations of federal, state and local governments, and other appropriate private and public regulatory agencies;

•	Respect the confidentiality of information acquired in the course of work except when authorized or otherwise legally obligated to disclose;

•	Proactively promote ethical behavior as a responsible partner in the work environment and the community; and

•	Achieve responsible use of and control over all Company assets and resources.
The Financial Code of Ethics for Senior Financial Officers is not limited to the actions described above, nor is it intended to address or anticipate all situations involving Senior Financial Officers with respect to the reliability and accuracy of Company books, records, and accounts, as well as the integrity of all financial disclosures and financial dealings of the Company.